SCHEDULE 14C INFORMATION

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

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[] Preliminary Information Statement

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[ x ] Definitive Information Statement

LEGEND INVESTMENT CORPORATION

(Name of registrant as Specified in its Charter)

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LEGEND INVESTMENT CORPORATION

173 Parkland Plaza, Suite B

Ann Arbor, Michigan 48103

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

TO ALL SHAREHOLDERS OF LEGEND INVESTMENT CORPORATION:

The purpose of this letter is to inform you that holders of shares representing a majority of our voting power have given our board of directors the authority to (i) amend our articles of incorporation to effect a name change from “Legend Investment Corporation” to “GiraSolar, Inc.”; and (ii) effect a forward stock split of each share of our common stock at a ratio of five shares for every two shares of common stock outstanding.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Because the written consent of holders of a majority of our voting power satisfies all applicable shareholder voting requirements, we are not asking you for a proxy; please do not send us one.

The accompanying information statement is for information purposes only. Please read it carefully.

By Order of the Board of Directors,

/s/ Peter Klamka

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Peter Klamka

Chief Executive Officer

Ann Arbor, Michigan

April 12, 2006

LEGEND INVESTMENT CORPORATION

173 Parkland Plaza, Suite B

Ann Arbor, Michigan 48103

INFORMATION STATEMENT

April 12, 2006

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being mailed on or about April 12, 2006, to the shareholders of record of Legend Investment Corporation at the close of business on April 12, 2006. This information statement is being sent to you for information purposes only.  No action is requested or required on your part. This information statement constitutes notice to our shareholders of corporate action by shareholders without a meeting, as required by the Delaware General Corporation Law.

This information statement is being furnished to you to inform you that holders of shares representing a majority of the voting power of shares of our common stock have adopted, by written consent, resolutions authorizing us to amend our articles of incorporation to effect a name change from Legend Investment Corporation to GiraSolar, Inc. and effect a forward stock split of each share of our common stock at a ratio of five shares for every two shares of common stock outstanding.

Our Company will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and all documents that now accompany or may in the future supplement it. We contemplate that brokerage houses, custodians, nominees, and fiduciaries will forward this information statement to the beneficial owners of our common stock held of record by these persons and we will reimburse them for their reasonable expenses incurred in this process.

Only one information statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

In order for the name change and stock split to become effective, the Company must file a certificate of amendment with the Secretary of State of the State of Delaware. That filing will not occur until at least 20 days after this information statement is mailed to the Company's stockholders.

VOTING SECURITIES

As of the close of business on March 31, 2006, we had 1,000,000,000 shares of common stock authorized of which 10,875,480 shares were issued and outstanding and 5,000,000 shares of preferred stock authorized, of which there were 1,000,000 shares of Series A preferred stock.  Each outstanding share of common stock is entitled to one vote per share; each share of Series A preferred stock votes with our common stock on an as-converted basis, with each share of Series A preferred stock being convertible into one share of our common stock.

DISSENTERS’ RIGHT OF APPRAISAL

Under Delaware law and our certificate of incorporation and bylaws, no shareholder has any right to dissent to our effecting a name change or effecting a forward stock split, and no shareholder is entitled to appraisal of or payment for their shares of our stock.

CHANGING THE NAME OF THE COMPANY

Reasons

Our Board of Directors and stockholders holding a majority of the voting power of the Company believe that changing our corporate name is in the best interests of the Company and our stockholders, as it better identifies the nature of our business.  We own 51% of the capital stock of GiraSolar B.V., a Netherlands corporation.  GiraSolar carries the GiraSolar brand of photovoltaic solar modules and the GiraSolar DPE range of electronic devices, and we believe our name should be changed to more particularly identify our company with these operations.

Effect on Our Shareholders

The voting and other rights that accompany the Company’s common stock will not be affected by the change in our corporate name.  In connection with our name change, we will obtain both a new trading symbol and a new CUSIP number.

FORWARD STOCK SPLIT

Purpose

Our Board of Directors and stockholders holding a majority of the voting power of the Company believe that the effecting of a forward stock split on a 5-for-2 basis in the issued and outstanding shares of our common stock will be in the best interests of the Company because it will enhance trading liquidity and broaden our share ownership.  We also believe it will increase the number of outstanding shares of our common stock to a level more consistent with other public companies with a similar anticipated market capitalization.

Effect on Market Price

Stockholders should note that the effect of the forward split upon the market price for our common stock cannot be accurately predicted.  In particular, there is no assurance that prices for shares of our common stock after the split will not be less than 2/5 the current market price for our shares of common stock immediately prior to the split.  Furthermore, there can be no assurance that the market price of our common stock immediately after the split will be maintained for any period of time.  Moreover, because some investors may view the forward split negatively, there ca be no assurance that the split will not adversely impact the market price of our common stock or alternatively, that the market price following the split will either exceed or remain in excess of the current market price.

Effect on Authorized and Outstanding Shares

Immediately following effectiveness of the stock split, there would be approximately 27,188,700 shares of our common stock outstanding. The number of shares of our preferred stock outstanding would not be affected by the stock split.

With the exception of the number of shares of common stock outstanding, the rights and preferences of shares of our common stock and preferred stock prior and subsequent to the stock split would remain the same. The stock split would not affect the proportion of the outstanding shares of our common stock that would be represented by the shares of common stock issued on conversion of any shares of preferred stock. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business would materially change as a result of the stock split.

The stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in our company, except to the extent that the stock split results in any of our stockholders owning a fractional share. See “Exchange of Certificate and Elimination of Fractional Share Interests.” Common stock issued and outstanding after the stock split would remain fully paid and non-assessable.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, and as a result we are subject to periodic reporting and other requirements. The proposed stock split would not affect the registration of our common stock under the Exchange Act.

Accounting Matters

The stock split would not affect the par value of our common stock. As a result, on the effective date of the stock split the stated par value capital on our balance sheet attributable to our common stock and our preferred stock would be reduced and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our common stock would be increased because there would be fewer shares of our common stock outstanding.

We present earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share,” and we will comply with the requirements of SFAS No. 128 with respect to stock splits. In pertinent part, SFAS No. 128 says as follows: “If the number of common shares outstanding … decreases as a result of a stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in common stock resulting from … stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed.”

Exchange of Certificate and Elimination of Fractional Share Interests

On the date of the stock split, every two shares of our common stock would automatically be changed into five shares of common stock. No additional action on the part of any stockholder would be required in order to effect the stock split. Stockholders would not be required to exchange their certificates representing shares of common stock held prior to the stock split for new certificates representing shares of common stock; please do not send us your stock certificates.

In the stock split, no certificate representing any fractional share interest in our post-split shares would be issued. Instead, all fractional shares would be rounded up, so that a holder of pre-split shares would receive, in lieu of any fraction of a post-split share to which the holder would otherwise be entitled, an entire post-split share. No cash payment would be made to reduce or eliminate any fractional share interest. The result of this “rounding-up” process would increase slightly the holdings of those stockholders who currently hold a number of pre-split shares that would otherwise result in a fractional share after consummating the stock split.

Federal Income Tax Consequences

The following description of federal income tax consequences of the stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the stock split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the stock split. We believe, however, that because the stock split is not part of a plan to periodically increase or decrease any stockholder’s proportionate interest in the assets or earnings and profits of our company, the stock split would have the federal income tax effects described below:

The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder’s basis in the post-split shares would equal that stockholder’s basis in the pre-split shares. A stockholder’s holding period for the post-split shares would be the same as the holding period for the pre-split shares exchanged therefor. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefor would also be held as a capital asset.

As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders would be treated as if our company had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss recognition by stockholders.

Our company should not recognize gain or loss as a result of the stock split.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in their capacity as shareholders (which interest does not differ to that of the common shareholders), none of our officers, directors, or any of their respective affiliates has any interest our increasing the amount of authorized shares.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the SEC relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F. Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

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As we have obtained the requisite shareholder vote for our increasing the amount of authorized shares, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This information statement is for informational purposes only. Please read this information statement carefully.

Exhibit A

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

LEGEND INVESTMENT CORPORATION

Pursuant to sections 242 and 245 of the General Corporation Law of the State of Delaware, the undersigned person, desiring to amend the certificate of incorporation of LEGEND INVESTMENT CORPORATION, under the laws of the State of Delaware, does hereby sign, verify, and deliver to the Office of the Secretary of State of Delaware, this amendment to the certificate of incorporation for the above-named company (hereinafter referred to as the "Corporation"):

1.

The amendment contained herein was approved by a majority vote of shareholders of the Corporation on April --, 2006.

2.

Article First of the Corporation’s certificate of incorporation is hereby amended to read in its entirety as follows: “FIRST: The name of the Corporation is GiraSolar, Inc.”

3.

Article Fourth is hereby amended by adding at the end thereof the following: "At the effective time of the certificate of amendment filed with the Secretary of State of the State of Delaware on April --, 2006, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's board of directors will be subject to a five for two forward split, with all fractional shares being rounded up to the nearest whole share.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Peter Klamka, its Chief Executive Officer, this --th day of April, 2006.

/s/ Peter Klamka ----------------------------- Peter Klamka Chief Executive Officer